UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2017

UNITED INSURANCE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 2nd Avenue S. Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2017, United Insurance Holdings Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Raymond James & Associates, Inc. and Wells Fargo Securities, LLC, as underwriters (collectively, the “Underwriters”), in connection with the offer and sale by the Company of $150 million aggregate principal amount of its 6.250% Senior Notes due 2027 (the “Notes”). The offering of the Notes was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-221251). A prospectus supplement relating to the offering and sale of the Notes was filed by the Company with the Securities and Exchange Commission on December 11, 2017 (the “Prospectus Supplement”). In connection with the issuance of the Notes, Sidley Austin LLP provided the Company with a legal opinion, a copy of which is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

From time to time in the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with the Company and its affiliates for which they have received or will receive customary fees and commissions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company closed the offering of the Notes on December 13, 2017. The Notes are governed by an indenture, dated as of December 13, 2017 (the “Base Indenture”), as supplemented by the supplemental indenture, dated as of December 13, 2017 (the “First Supplemental Indenture” and, collectively with the Base Indenture, the “Indenture”), in each case by and between the Company and Deutsche Bank Trust Company Americas, as trustee. The Indenture contains customary covenants that, among other things, limit the ability of the Company, with certain exceptions, to incur indebtedness, create liens on the stock of certain subsidiaries, issue or sell the stock of certain subsidiaries and merge or consolidate with other entities. In addition, upon the occurrence of a “Change of Control Triggering Event,” as defined in the Indenture, the Company will be required to offer to repurchase the Notes at 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture contains customary events of default, including failure to make required payments of principal and interest, certain events of bankruptcy and insolvency and default in the performance or breach of any covenant or warranty contained in the Indenture or the Notes.

The Notes will mature on December 15, 2027 and bear interest at a rate equal to 6.250% per annum, subject to potential adjustment as described in the Prospectus Supplement, payable semi-annually on each June 15 and December 15, commencing June 15, 2018. The Notes are senior unsecured obligations of the Company and rank equally with all of the Company’s other existing and future senior unsecured indebtedness. The Company may redeem the Notes at its option, at any time and from time to time in whole or in part, at the redemption prices set forth in the First Supplemental Indenture.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture and First Supplemental Indenture, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

In connection with the closing of the offering of the Notes, on December 13, 2017, the Company issued a redemption notice announcing that it will redeem all $30 million aggregate principal amount of its outstanding floating rate senior notes due 2026 (the “Floating Rate Notes”) on January 12, 2018 (the “Redemption Date”) at a redemption price of $29,685,000 plus accrued and unpaid interest to, but excluding, the Redemption Date. In connection with the redemption of the Floating Rate Notes, the Company is also satisfying and discharging the Indenture, dated as of December 5, 2016, by and among the Company, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as paying agent, and Deutsche Bank Luxembourg S.A., as registrar.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 7, 2017, by and among the Company and Raymond James & Associates, Inc. and Wells Fargo Securities, LLC, as underwriters

4.1	Indenture, dated as of December 13, 2017, by and between the Company and Deutsche Bank Trust Company Americas, as trustee

4.2	First Supplemental Indenture, dated as of December 13, 2017, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (including form of Note)

5.1	Opinion of Sidley Austin LLP relating to the Notes

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1 hereto)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

December 13, 2017	By:	/s/ Brad Martz
Brad Martz Chief Financial Officer